Exhibit 10.3

TRADENAME LICENSING AGREEMENT

This TRADENAME LICENSING AGREEMENT (this “Agreement”) is dated as of May 10, 2019, by and between Apollo Medical Holdings, Inc., a Delaware corporation, whose address is 1668 S. Garfield Ave., 2nd Floor, Alhambra, CA 91801 (“Apollo”), and AP-AMH Medical Corporation, a California professional medical corporation, whose address is 1668 S. Garfield Ave., 2nd Floor, Alhambra, CA 91801 (“AP-AMH”).

Recitals:

A.         AP-AMH is a professional medical corporation. AP-AMH and Network Medical Management, Inc. (“NMM”) have entered into a certain Administrative Services Agreement dated as of May 10, 2019 (the “Services Agreement”).

B.          In order to enhance its name recognition and facilitate the marketing of its services, AP-AMH desires to obtain from Apollo, and Apollo desires to grant to AP-AMH a nonexclusive license to use the name, “Apollo Medical Associates.”

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

Agreement:

1.           License of Tradename to AP-AMH. Apollo hereby licenses to AP-AMH the nonexclusive, non-sublicensable, non-transferable (expect as permitted pursuant to Section 4.2) and royalty-bearing right to use the name “Apollo Medical Associates” which shall only be used to market AP-AMH’s services, and for no other purpose (the “Tradename License”). The exact manner of the use of such name by AP-AMH shall be subject to Apollo’s prior written approval. AP-AMH shall not make any use of the name “Apollo Medical Associates” in any marketing or advertising or in making business proposals to entities with which AP-AMH seeks to conduct business or does conduct business unless such marketing, advertising or business proposals are in accordance with the marketing, advertising or business plan adopted by AP-AMH and approved by Apollo.

1.1          Protection of Apollo Rights.

1.1.1           Non-exclusivity and Ownership. The Tradename License is nonexclusive. Apollo retains the right to license the name “Apollo Medical Associates” to others in the State of California and elsewhere, and to use the name “Apollo Medical Holdings” in connection with all Apollo operations and functions. Furthermore, AP-AMH acknowledges that the names “Apollo Medical Holdings” and “Apollo Medical Associates” are valuable assets of Apollo which are unique and have an established secondary meaning and goodwill throughout the United States and the world. Apollo retains all copyright, trademark and trade name rights in the name “Apollo Medical Holdings” and “Apollo Medical Associates,” and AP-AMH shall not acquire any right, title or interest in the name “Apollo Medical Holdings” and/or “Apollo Medical Associates.” AP-AMH shall not at any time during or after the term of this Agreement assert or claim any interest in, or do anything which may adversely affect the validity or enforceability of, any trademark, trade name, copyright or logo belonging to or licensed to Apollo (including any act, or assistance to any act, which may infringe or lead to the infringement of any intellectual property/proprietary right in the name “Apollo Medical Holdings” and/or “Apollo Medical Associates”).

1.1.2           Quality Control. AP-AMH shall use intellectual property licensed under the Tradename License in a manner and to a standard that is equal or better than the quality control standards and specifications applied by Apollo.

1.1.3           Reservation of Rights. No rights are granted to AP-AMH hereunder except as expressly granted herein (including by implication or estoppels), and all rights in the intellectual property owned by Apollo not expressly granted hereunder are reserved to Apollo.

2.           Tradename License Fee. As a fee for the Tradename License, AP-AMH shall pay to Apollo a fee (the “Tradename License Fee”) in United States dollars equal to the “Tradename License Fee Percentage,” multiplied by the gross revenues received by AP-AMH on an accrual basis during each calendar quarter during the term hereof (or portion thereof if the “Commencement Date,” as defined below, falls on a day other than the first day of a calendar quarter). The Tradename License Fee applicable to each calendar quarter (or portion thereof) shall be paid on the first day of each calendar quarter immediately succeeding the calendar quarter in which the Tradename License Fee is measured; provided that the payment of any and all Tradename License Fees shall be subject to the receipt by AP-AMH of the “Series A Dividend.” As used herein:

(a)          “Tradename License Fee Percentage” means the percentage specified on Schedule 1 attached hereto.

(b)          “Series A Dividend” shall have the meaning set forth in that certain Certificate of Determination of Preferences of Series A Preferred Stock of Allied Physicians of California, A Professional Medical Corporation, as filed with the California Secretary of State.

2.2          Annual Review of Tradename License Fee. The Tradename License Fee Percentage set forth above will be reviewed annually (commencing one year from the Commencement Date) to ensure that (i) the intended underlying economic arrangements between AP-AMH and Apollo are preserved, and (ii) the Tradename License Fee accurately compensates Apollo for the value of the Tradename License. If changes in state or federal laws or regulations, or changes in the amount or method of reimbursing healthcare services, result in a material adverse change in the economic benefits of this Agreement to AP-AMH or Apollo, the fee set forth above shall be equitably adjusted on or before December 31 of the year such change takes place. If the parties agree to a modification of the Tradename License Fee, the parties shall make that modification by mutual written consent. Such adjustment of the Tradename License Fee may apply retroactively if the Parties agree in writing to the retroactive effective date.

3.           Term and Termination.

3.1          Term. Unless sooner terminated pursuant to the terms of this Agreement, the term of this Agreement shall run concurrently and be coterminous with the term of the Services Agreement. In furtherance of the foregoing, the term of this Agreement shall commence on the commencement date of the Services Agreement (the “Commencement Date”), and shall end on the termination or expiration of the Services Agreement.

3.2          Termination of Tradename License. Notwithstanding anything herein to the contrary, Apollo may at its option terminate the Tradename License upon the occurrence of any of the following events as follows:

(a)          Upon the mutual written agreement of AP-AMH and Apollo.

(b)          Effective immediately upon (i) AP-AMH’s violation of any applicable law, rule or regulation that would result in loss or suspension of licensure; or (ii) Apollo’s determination that the health, safety or welfare of any individual receiving services from AP-AMH may be in jeopardy.

(c)          Effective immediately upon the liquidation, winding-up and dissolution of AP-AMH.

(d)          Effective immediately upon the termination of the Services Agreement.

(e)          Effective immediately upon written notice by Apollo to AP-AMH if AP-AMH materially breaches any term, covenant or condition hereof or violates any of its representations and warranties contained herein and fails to cure such breach or violation within ninety (90) calendar days after notice of said material breach or violation has been given to AP-AMH by Apollo, or such longer period of time as may be reasonably needed to effectuate a cure of such breach.

(f)          Effective immediately in the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by AP-AMH, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by AP-AMH, except for the filing of a petition in involuntary bankruptcy against AP-AMH which is dismissed within one hundred twenty (120) days thereafter.

3.3          Effect of Termination.

3.3.1           Immediately upon termination of the Tradename License, AP-AMH shall cease using the name “Apollo Medical Associates” and every variation and portion of it, in every respect (including but not limited to signage), and AP-AMH shall not make any reference on its letterhead or other materials to its former or then current affiliation with Apollo or its former license or use of said name.

3.3.2           Upon termination, this Agreement shall be of no further force or effect and the parties shall be relieved and discharged of any future or continuing obligations arising hereunder, except for (i) the satisfaction of any covenant or performance of any obligation remaining outstanding as of the date of termination, (ii) the satisfaction or performance of any covenant or obligation which by its terms extends beyond the termination of this Agreement and (iii) any liability or obligation which at the time of such termination shall have already accrued to the other party or which thereafter may accrue in respect of any act or omission occurring prior to such termination (including, without limitation, any accrued and unpaid fees).

4.           Miscellaneous.

4.1          No Representations or Warranties. Each of the parties hereto acknowledges and agrees that (i) THE TRADENAME LICENSE IS PROVIDED “AS-IS” AND THAT NO REPRESENTATION OR WARRANTY OF ANY KIND IS MADE BY Apollo OR BY ANY OF ITS LICENSORS, AGENTS, EMPLOYEES, REPRESENTATIVES OR ATTORNEYS WITH RESPECT TO THEM AND THAT ALL IMPLIED WARRANTIES ARE HEREBY DISCLAIMED; (ii) this Agreement is not being entered into on the basis of, or in reliance on, any promise or representation, express or implied, other than such as are set forth expressly in this Agreement; and (iii) it has been represented by legal counsel of its own choice in this matter or has affirmatively elected not to be represented by legal counsel.

4.2          Assignment. Except as otherwise provided in this Agreement, AP-AMH shall not consummate an Assignment (defined as the direct or indirect transfer of equity interests of AP-AMH and a direct or indirect change of control of AP-AMH shall constitute such transfer) or otherwise assign any rights or delegate any duties under this Agreement without the prior written consent of Apollo. For purposes of this Agreement (including this Section 4.2), any change in the control or management of AP-AMH shall be deemed an assignment. Any unauthorized attempted or purported assignment by AP-AMH shall be null and void ab initio and of no force or effect. Apollo, without any need to obtain AP-AMH’s consent, may at any time during the term of this Agreement, assign this Agreement to any affiliate or successor in interest.

4.3          Successors and Assigns. Subject to the provisions against assignment as set forth in the preceding Section, the rights and obligations of the parties to this Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties.

4.4          Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered to the party to whom notice is to be given either (i) by personal delivery (in which case such notice shall be deemed to have been duly given on the date of delivery), (ii) by Federal Express or similar next business day air courier service (in which case such notice shall be deemed given on the business day following the date of deposit with the air courier service), or (iii) by first class United States mail, registered or certified, return receipt requested, postage prepaid (in which case such notice shall be deemed given on the third (3rd) day following the date of deposit in the mail), and properly addressed to the party on whom notice is to be delivered at the following addresses, or any changed address sent to the other parties hereto in accordance with the notice delivery requirements set forth above:

To Apollo:	To AP-AMH:

Apollo Medical Holdings, Inc.	AP-AMH Medical Corporation
1668 S. Garfield Ave., 2nd Floor	1668 S. Garfield Ave., 2nd Floor
Alhambra, CA 91801	Alhambra, CA 91801
Attn: CEO	Attn: CEO

4.5          No Waiver. No waiver of any provision of this Agreement shall be deemed to have been given by reason of any delay by a party in enforcing any provision of this Agreement. Any waiver of a provision under this Agreement shall be accomplished only by a written notice signed by the party making the waiver. A waiver to any one provision or a waiver to any particular default shall not constitute a continuing waiver in the future to any future default of that provision, unless the written waiver expressly specifies otherwise.

4.6          Validity. If for any reason any clause or provision of this Agreement or the application of any such clause or provision in a particular context or to a particular situation, circumstance or person, is held unenforceable, invalid or in violation of law by any court or other tribunal, then the application of such clause or provision in contexts or to situations, circumstances or persons other than that in or to which it is held unenforceable, invalid or in violation of law shall not be affected thereby, and the remaining clauses and provisions hereof shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is unenforceable, invalid or in violation of law, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

4.7          Effect of Headings. The titles or headings of the various paragraphs hereof are intended solely for convenience of reference and are not intended and shall not be deemed to modify, explain or place any construction upon any of the provisions of this Agreement.

4.8          Counterparts. This Agreement may be executed in counterparts by the parties hereto. All counterparts shall be construed together and shall constitute one agreement. A signature transmitted by facsimile shall be treated as an original signature.

4.9          Governing Law. This Agreement shall be interpreted and controlled by the laws of the State of California.

4.10       Attorney’s Fees and Costs. In the event of any action, arbitration or other proceedings between or among the parties hereto with respect to this Agreement, the non-prevailing party or parties to such action, arbitration or proceedings shall pay to the prevailing party or parties all costs and expenses, including reasonable attorneys’ fees, incurred in the defense or prosecution thereof by the prevailing party or parties. The party which is a “prevailing party” shall be determined by the arbitrator(s) or judge(s) hearing the matter and shall be the party who is entitled to recover his, her or its costs of suit, whether or not the matter proceeds to a final judgment, decree or determination. A party not entitled to recover his, her or its costs of suit shall not recover attorneys’ fees. If a prevailing party or parties shall recover a decision, decree or judgment in any action, arbitration or proceeding, the costs and expenses awarded to such party may be included in and as part of such decision, decree or judgment.

4.11       Approvals. Whenever this Agreement refers to the approval of a party or the mutual agreement of the parties, such approval or agreement shall be evidenced by a writing signed by an authorized representative of the party or parties.

4.12       Amendments. Any amendments, modifications, supplements or other changes to this Agreement shall be effective only if made in writing and signed by the parties.

4.13       Agreement to Perform Necessary Acts. Each party shall perform any and all further acts and shall execute and deliver any further documents which may be reasonably necessary to carry out the provisions of this Agreement.

4.14        Enforcement. Because of the unique nature and importance of the tradename “Apollo Medical Associates,” the parties hereto acknowledge that monetary damages will not be adequate and that Apollo will be irreparably damaged in the event that the covenants and restrictions contained in this Agreement are breached by any person subject hereto. Accordingly, the parties hereto agree that all of the terms of this Agreement shall be specifically enforceable and that, in addition, Apollo shall be entitled to the immediate remedy of a temporary restraining order or preliminary injunction and other temporary or permanent injunctive or equitable relief to restrain or enjoin a breach of this Agreement. These remedies shall be cumulative and shall be in addition to any other remedy which may be available to Apollo. In addition, because of the unique nature and value of the tradenames to Apollo, Apollo shall have the unqualified right to specific performance of AP-AMH’s covenants attendant to the termination of the licenses to avoid substantial damages which would be very difficult and burdensome to estimate or compensate by the payment of money damages and shall also be entitled to the immediate remedy of a temporary restraining order or preliminary injunction and other temporary or permanent injunctive or equitable relief to restrain or enjoin a breach of this Agreement or to specifically enforce the provisions hereof.

4.15        Entire Agreement. This Agreement and all other agreements executed on the same date hereof constitute all of the agreements between the parties, and supersede and replace and all other prior agreements, negotiations and understandings between the parties with respect to the topics covered by this Agreement. For avoidance of doubt, the Services Agreement is incorporated by reference herein in its entirety.

4.16        No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies on any person other than the parties to this Agreement.

4.17        Referrals. The parties hereby acknowledge that none of the benefits to Apollo, AP-AMH or any of their respective affiliates, is conditioned on any requirement that Apollo, AP-AMH or any of their respective affiliates make referrals to, be in a position to make or influence referrals to, or otherwise generate business for Apollo, AP-AMH or any of their respective affiliates.

4.18        Ambiguities. The general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any provision of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to such ambiguous provision.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above.

“Apollo”		“AP-AMH”

APOLLO MEDICAL HOLDINGS, INC.		AP-AMH MEDICAL CORPORATION

By:	/s/ Mitchell Kitayama	By:	/s/ Thomas S. Lam, M.D.
Name:	Mitchell Kitayama		Thomas S. Lam, M.D.,
Title:	Independent Committee Director		Chief Executive Officer

By:	/s/ Eric Chin
Name:	Eric Chin
Title:	Chief Financial Officer

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